As filed with the Securities and Exchange Commission on January 15, 2009

Registration No. 333-156435

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

PRE-EFFECTIVE
AMENDMENT NO. 1 ON
FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

ENTERGY GULF STATES LOUISIANA, L.L.C. (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	74-0662730 (I.R.S. Employer Identification No.)
446 North Boulevard Baton Rouge, Louisiana 70802-5717 (800) 368-3749 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS, ESQ.	THEODORE H. BUNTING, JR.	JOHN T. HOOD, ESQ.
Senior Counsel -	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Morgan, Lewis & Bockius LLP
Entergy Services, Inc.	Entergy Gulf States Louisiana, L.L.C.	101 Park Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10178
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 309-6281
(504) 576-5228	(504) 576-2517

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [ ] Accelerated filer [ ]

Non-accelerated filer [ X ] (Do not check if a smaller reporting company) Smaller reporting company [ ]

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these first mortgage bonds until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these first mortgage bonds and it is not soliciting an offer to buy these first mortgage bonds in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion

Dated , 2009

$400,000,000

FIRST MORTGAGE BONDS

ENTERGY GULF STATES LOUISIANA, L.L.C.
446 North Boulevard
Baton Rouge, Louisiana 70802-5717
(800) 368-3749

We -
    may periodically offer our first mortgage bonds in one or more series; and
    will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds -

    will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property; and
    will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You -
    will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplement for that series. We will provide the specific terms of these first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

_________________

Investing in the first mortgage bonds offered by this prospectus involves risks. See "Risk Factors" on page 2.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is , 2009.

RISK FACTORS

In considering whether to purchase the first mortgage bonds being offered (the "New Bonds"), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading "Risk Factors" as well as the factors listed under the heading "Forward-Looking Information," in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which is incorporated by reference herein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. Under this shelf process, we may sell the New Bonds described in this prospectus in one or more offerings up to a total dollar amount of $400 million. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with the additional information referenced under the heading "Where You Can Find More Information" in making your investment decision.

ENTERGY GULF STATES LOUISIANA, L.L.C.

Our Business

We were originally incorporated under the laws of the State of Texas in 1925 and are the successor to Entergy Gulf States, Inc. ("EGSI"). EGSI was formerly named Gulf States Utilities Company. Our principal executive offices are located at 446 North Boulevard, Baton Rouge, Louisiana 70802. Our telephone number is 1-800-368-3749.

We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 364,000 customers in the State of Louisiana. We also purchase and retail natural gas serving approximately 92,890 customers in the Baton Rouge, Louisiana area. All of our common membership interests are owned indirectly by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc. ("ETI"). Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

We are subject to regulation by the Louisiana Public Service Commission (the "LPSC") as to electric and gas service, retail rates and charges, certification of generating facilities, power or capacity purchase contracts, depreciation, accounting and other matters involving our service territory, which is exclusively within Louisiana. We are also subject to regulation by the Federal Energy Regulatory Commission.

Jurisdictional Separation and Asset Allocation

Effective December 31, 2007, our predecessor, EGSI, reorganized pursuant to a jurisdictional separation plan into two vertically integrated utility companies - ETI and us. ETI now owns all of EGSI's distribution and transmission assets located in Texas, the gas-fired generating plants located in Texas, undivided 42.5% ownership shares of EGSI's 70% ownership interest in Nelson 6 and 42% ownership interest in Big Cajun 2, Unit 3, which are coal-fired generating plants located in Louisiana, and other assets and contract rights to the extent related to EGSI's utility operations in Texas. We own all of the remaining assets that were formerly owned by EGSI. On a book value basis, approximately 58.1% of the EGSI assets were allocated to us and approximately 41.9% were allocated to ETI.

ETI purchases from us, pursuant to a life-of-the-unit purchased power agreement ("PPA"), a 42.5% share of capacity and energy from the 70% of River Bend Steam Electric Generating Station (nuclear) ("River Bend") subject to retail regulation. ETI assumed a share of River Bend's nuclear and environmental liabilities that is identical to the share of the plant's output purchased by ETI under this PPA. We purchase a 57.5% share of capacity and energy from the gas-fired generating plants owned by ETI, and ETI purchases a 42.5% share of capacity and energy from the gas-fired generating plants owned by us. The PPAs associated with the gas-fired generating plants will terminate when retail open access commences in ETI's jurisdiction or when the unit(s) is no longer dispatched by the Entergy system. The dispatch and operation of the generating plants was not changed as a result of the jurisdictional separation.

Debt and Liability Assumption Provisions of the Jurisdictional Separation Plan

Under the jurisdictional separation plan, we remain primarily liable for all of the long-term debt issued by EGSI that was outstanding as of December 31, 2007. Acknowledgement of our liability for the debt secured by the lien of our indenture (as defined below) is contained in the Seventy-fifth Supplemental Indenture, dated as of December 31, 2007, to our indenture. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for a copy of the Seventy-fifth Supplemental Indenture.

Pursuant to separate instruments of assumption executed by ETI in favor of the trustees of EGSI's debt, ETI assumed its pro rata share of the long-term debt issued by EGSI that was outstanding as of December 31, 2007, which was approximately 46% of EGSI's long-term debt. ETI is obligated to pay to the applicable trustee for such assumed debt the aggregate principal amount of such assumed debt, the premium, if any, and interest on, the assumed debt, such amounts to be paid when due and without demand on the dates, in the amounts and in the manner provided for by such assumed debt or the instruments pursuant to which such assumed debt was issued, upon the earlier of December 31, 2010, maturity, redemption or otherwise (but not upon the acceleration of maturity of any assumed debt not caused by the default of ETI). In the event of the acceleration of the maturity of any assumed debt not caused by the default of ETI, ETI will be released from any further obligations to each such trustee with respect to such assumed debt but will be required to make scheduled payments on such assumed debt to us as though such acceleration had not occurred, regardless of whether we have paid the accelerated amount of such debt.

ETI's assumption of debt does not discharge our liability for the long-term debt assumed by ETI. We recorded an assumption asset on our balance sheet as of December 31, 2007 to reflect ETI's debt assumption obligations. Pursuant to a debt assumption agreement between ETI and us entered into concurrently with the execution and delivery of the instruments of assumption, ETI agreed to reimburse us in the event that we make any payments on the assumed debt. To secure its reimbursement obligations to us under the debt assumption agreement, ETI granted to us a first lien (subject to permitted encumbrances) on its assets that were previously subject to our indenture. ETI may obtain releases of portions of its assets from such lien up to three times before the obligations under the debt assumption agreement have been satisfied, if the aggregate principal amount of the assumed debt then outstanding will be less than 60% of the net book value of the property remaining subject to such lien immediately after such release. The debt assumption agreement (and related lien and security agreements) will terminate when ETI has performed its obligations under the debt assumption agreement. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for copies of the debt assumption agreement (and related lien and security agreements) and forms of the various instruments of assumption.

Under the instrument of assumption executed and delivered to the trustee of our indenture, ETI agreed to pay to the trustee the principal, interest and premium, if any, with respect to approximately 46% of the first mortgage bonds of each series outstanding under our indenture on December 31, 2007. In this instrument of assumption, ETI also expressly acknowledged the trustee's rights to enforce these assumed obligations against ETI, whether or not demand for payment thereof shall have been made of us. Finally, this instrument of assumption provides that no provision thereof can be waived, amended or supplemented except by written instrument executed by each of ETI, the trustee and us. Neither the trustee nor the holders of the first mortgage bonds, including the New Bonds, will have any ability to cause the enforcement by us of the debt assumption agreement (or related lien and security agreements) or by the other trustees of the other instruments of assumption or to prevent any amendments or waivers in respect of such agreements.

ETI has not, pursuant to the instruments of assumption, the debt assumption agreement or otherwise, assumed any liability or obligation with respect to the New Bonds. The lien securing ETI's obligations to us under the debt assumption agreement is not for the benefit of the holders of our first mortgage bonds, including the New Bonds. A breach of the debt assumption agreement (or related lien and security agreements) or the various instruments of assumption by ETI will not, in and of itself, give rise to an event of default under our indenture.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC, under the Securities Act of 1933 (the "Securities Act"). This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and therefore will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at (http://www.sec.gov). You may read and copy any document at the SEC public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the New Bonds described in this prospectus:

1. our annual report on Form 10-K for the year ended December 31, 2007;

2. our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008; and

3. our current reports on Form 8-K dated December 31, 2007 (filed January 7, 2008), dated September 15, 2008 (filed September 19, 2008) and dated September 30, 2008 (filed September 30, 2008).

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http:// www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Gulf States Louisiana, L.L.C.
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-6755

You may also direct your requests via e-mail to dabuso@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the New Bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any accompanying prospectus supplement are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
September 30,	December 31,
2008	2007	2006	2005	2004	2003
2.58	2.84	3.01	3.34	3.04	1.51

"Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. . We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

Our ratios of earnings to fixed charges for the years ended December 31, 2003, 2004, 2005, 2006 and 2007, include the operations of ETI. Our ratio of earnings to fixed charges for the twelve months ended September 30, 2008 reflects, in part, the effects of the separation of the Texas business on December 31, 2007.

USE OF PROCEEDS

The net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF NEW BONDS

General

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more supplemental indentures to the Indenture of Mortgage dated September 1, 1926, as supplemented and modified by the Seventh Supplemental Indenture dated as of May 1, 1946, as further supplemented and modified by supplemental indentures thereto and as to be further supplemented from time to time, under which The Bank of New York Mellon is trustee. This Indenture of Mortgage, as amended and supplemented, is referred to in this prospectus as the "indenture." All first mortgage bonds issued or to be issued under the indenture, including the New Bonds offered by this prospectus, are referred to herein as "bonds." All references to the New Bonds herein shall, unless the context otherwise requires, be deemed also to refer to each sub-series of the New Bonds if all are not issued as a single series.

The statements in this prospectus and any accompanying prospectus supplement concerning the New Bonds and the indenture are not comprehensive and are subject to the detailed provisions of the indenture. The indenture and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The indenture has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds. Wherever particular provisions or defined terms in the indenture are referred to under this heading "Description of New Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

      the designation, or name, of the series of New Bonds;
      the aggregate principal amount of the series;
      the offering price of the series;
      the date on which the series will mature;
      the rate or method for determining the rate at which the series will bear interest;
      the date from which interest on the series accrues;
      the dates on which interest on the series will be payable;
      the prices and the other terms and conditions, if any, upon which we may redeem the series prior to maturity;
      the applicability of the distribution covenant described below to the series;
      the terms of an insurance policy, if any, that will be provided for the payment of the principal of and/or interest on the series;
      the rights, if any, of a holder to elect repayment; and
      any other terms of the series not inconsistent with the provisions of the indenture.

As of September 30, 2008, we had approximately $1,970 million principal amount of bonds outstanding (of which ETI has assumed approximately $817 million under the debt assumption agreement in connection with the jurisdictional separation).

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See "--Book-Entry Securities."

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or similar fund with respect to the bonds.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See "--Book-Entry Securities." The New Bonds will be exchangeable for other New Bonds of the same series, or if issued in sub-series, of the same sub-series, in equal aggregate principal amounts. Although the indenture permits us to charge up to $2 per bond in connection with exchanges and transfers, we presently do not intend to do so with regard to the New Bonds.

Security

In the opinion of our counsel named under "Legality," the New Bonds will be secured, equally and ratably with all other bonds issued and outstanding under the indenture, by a valid and direct first mortgage lien on all our principal properties, except as stated below, subject only to:

      the prior lien of the trustee for its compensation, expenses and liability, such easements, leases, contracts, covenants, liens and other encumbrances and defects as are customarily encountered in comparable utility systems and are not of a character that would interfere materially with the use and operation of such properties, current taxes,
      other liens or encumbrances that are of a minor nature and that do not secure the payment of money, and permitted encumbrances on our bondable property, franchises and permits.

There are excepted from the lien of the indenture: bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, and notes, other evidences of indebtedness and other securities; merchandise held for sale; materials and supplies; fuel; aircraft, automobiles and trucks, etc.; oil, gas, and other minerals underlying mortgaged lands; office furniture, equipment and supplies; and certain other properties.

The indenture permits us to acquire bondable property subject to prior liens. The indenture contains provisions subjecting to the lien thereof all substitutions, replacements, additions, betterments, developments, extensions or enlargements of property owned by us on January 1, 2008 except property of the character expressly excepted and subject to certain limitations in cases of mergers and consolidations. To the extent such after-acquired property does not constitute a substitution, replacement, addition, betterment, development, extension or enlargement of mortgaged property owned by us on January 1, 2008, we may elect (but are not required) to subject such after-acquired property to the lien of the indenture.

Property Subject to Prior Liens

Property subject to any prior lien cannot constitute property additions for use as a basis for action or credit under the indenture, unless such lien is established as a refundable lien and the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto;
      the total principal amount of the prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of the bonds then outstanding and bonds that we would then be entitled to have authenticated and delivered; and
      the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions.

Issuance of Additional Bonds

Additional bonds ranking equally and ratably with the New Bonds may be issued under the indenture, subject to the limitation that the aggregate principal amount of bonds at any one time outstanding shall not exceed $100 billion. Such additional bonds may be authenticated and delivered in an aggregate principal amount not exceeding 60% of available net additions;
      against the deposit of cash with the trustee; and
      against the retirement of bonds and/or refundable indebtedness.

Cash we deposit with the trustee pursuant to clause (2) above may be withdrawn to the extent of 60% of available net additions or 100% of available debt retirements of bonds or refundable indebtedness.

As of September 30, 2008, we had approximately $781 million of available debt retirements, entitling us to issue approximately $515 million in principal amount of bonds on the basis of available debt retirements without an earnings coverage test, and we had approximately $2,420 million of available net additions, entitling us to issue approximately $1,452 million in principal amount of bonds on the basis of available net additions. We expect that the New Bonds will be issued against available debt retirements or available net additions.

As a condition to the authentication and delivery of additional bonds, except on the basis of retirements of bonds or refundable indebtedness in certain cases, net earnings available for interest for twelve consecutive months within the fifteen months immediately preceding the calendar month in which application for authentication and delivery of the bonds is made must have been at least twice the aggregate amount of the annual interest charges upon the outstanding bonds, the bonds then applied for, and any indebtedness to be outstanding secured by prior liens. Based upon the results of our operations for the twelve months ended September 30, 2008, if we were to make an application for authentication and delivery of bonds as of the date of this prospectus, we could issue approximately $827 million in principal amount of bonds, in addition to the amount of bonds then outstanding (assuming an interest rate of 7% for additional bonds). Such amount will be affected by the issuance of the New Bonds and the retirement of existing bonds with the proceeds of the New Bonds and by subsequent net earnings. New Bonds in a greater amount may also be issued for the refunding of outstanding bonds.

Release and Substitution of Property

Properties subject to the lien of the indenture may be released against the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations;
      the deposit of the proceeds under a prior lien;
      available net additions; and
      available debt retirements of bonds or refundable indebtedness.

No prior notice to bondholders is required in connection with releases but subsequent reports are required in certain cases. In the event of the sale, taking or release of all or substantially all of our bondable property not subject to any nonrefundable prior lien, the proceeds must be applied to the purchase or redemption of bonds or refundable indebtedness.

Covenant as to Distributions

The terms of our outstanding series of bonds include our covenant to restrict our payment of cash distributions on our common membership interests in certain circumstances.  Any distribution covenant applicable to a series of New Bonds issued and sold under this prospectus will be described in the prospectus supplement relating to that series of New Bonds.  There is no assurance that the terms of future distribution covenants, if any, will be the same as those applicable to our outstanding bonds.

Trustee

At stated intervals of not more than 12 months, the trustee is required to report to the bondholders certain events, if any have occurred, including any change in its eligibility or qualifications and, if the bonds are in default, the creation of or any change in its relationship to us that constitutes a conflicting interest. In certain cases the trustee is required to share the benefit of payments received as a creditor within three months prior to default. From time to time, we may maintain deposit accounts with, and borrow funds from, the trustee. The holders of a majority of the aggregate principal amount of the bonds may require the trustee to take certain action under the indenture, including the enforcement of the lien thereof, as further described under "--Defaults and Notice Thereof" below. Before acting, among other conditions, the trustee may require indemnification satisfactory to it.

Defaults and Notice Thereof

A default is defined as

      a default in payment of principal of or premium, if any, when due;
      a default for 30 days in payment of interest after due;
      a default for 60 days in satisfaction of sinking and improvement fund obligations;
      a default under the covenants, conditions and agreements contained in the indenture on our part for 90 days after notice by the trustee or the holders of 15% of the aggregate principal amount of the outstanding bonds;
      certain events in bankruptcy, insolvency, receivership or reorganization proceedings; or
      certain events relating to the continuance of unsatisfied judgments.

We are required to deliver annually to the trustee an officers' certificate stating whether or not, to the best of the knowledge of the signers, any default exists. The trustee is required to give certain notice to the bondholders after the occurrence of a default, if not cured, but the trustee is protected in withholding notice of defaults other than in the payment of principal, interest, or sinking and improvement fund or purchase fund installments, if it determines in good faith that the withholding of notice is in the interests of the bondholders.

Anything in the indenture to the contrary notwithstanding, the right of any bondholder to receive payment of the principal of and interest on the holder's bond on or after the due date of the bond as expressed in the bond or to institute suit for the enforcement of the payment on or after the due date of the bond is absolute and unconditional and will not be impaired or affected without the consent of the holder. Moreover, under most circumstances, the holders of a majority in aggregate principal amount of the bonds then outstanding have the right to require the trustee to proceed to enforce the lien of the indenture and direct and control the time, method and place of conducting any and all proceedings authorized by the indenture for any sale of the trust estate, the foreclosure of the indenture, or any other action or proceeding thereunder instituted by the trustee. The holders of not less than 75% of the aggregate principal amount of the bonds outstanding, including not less than 60% of each series of such bonds outstanding, may waive any past default, except for a default in the payment of principal of, premium, if any, or interest on the bonds.

Satisfaction and Discharge

If we should pay or provide for payment of the entire indebtedness on all bonds as the indenture provides and should pay all other sums due and payable under the indenture and should so request, the trustee will acknowledge satisfaction of the indenture and surrender the trust estate, other than cash for the payment of bonds, to us.

Modification or Amendment of Indenture

The indenture and the rights and obligations of both us and the bondholders may be modified with the consent of the holders of not less than 75% in aggregate principal amount of the outstanding bonds, including not less than 60% of each series affected, but no such modification shall extend the maturity of any of the bonds or reduce the rate or extend the time of payment of interest on the bonds or reduce the amount of principal of the bonds, or reduce any premium payable on the redemption of the bonds, without the consent of the holder of each affected bond;
      permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the indenture, without the consent of the holders of all the bonds then outstanding; or
      reduce the above-described percentage of bondholders required to approve any such modification, without the consent of the holders of all the bonds then outstanding.

Merger and Sale of Assets

The indenture provides that we may consolidate with or merge into any other corporation or sell, convey, transfer or lease, subject to the lien of the indenture, all of the trust estate as, or substantially as, an entirety to any corporation lawfully entitled to acquire or lease and operate the same, provided, among other things, that such action shall be upon such terms as do not in any respect impair the lien and security of the indenture, and that the corporation resulting from such merger or consolidation or into or with which we merge, or the corporation that shall have received our properties and assets, shall assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the bonds and the performance of the covenants and conditions for us to keep or to perform.

Book-Entry Securities

The Bonds will be issued in book-entry only form and will be represented by one or more registered global securities that will be deposited with, or on behalf of, DTC (or another depository which may replace DTC as depository for the book-entry Bonds) and registered in the name of the depository or a nominee of the depository.

The following is based solely on information furnished by DTC:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the New Bonds. The New Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered New Bond certificate will be issued for each issue of the New Bonds, in the aggregate principal amount of such issue, and will be deposited with DTC or its custodian.

DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTC is owned by the users of its regulated subsidiaries. Access to the DTCC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the indenture. For example, Beneficial Owners of New Bonds may wish to ascertain that the nominee holding the New Bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the New Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to New Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its New Bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such New Bonds by causing the Direct Participant to transfer the Participant's interest in the New Bonds, on DTC's records, to the tender or remarketing agent. The requirement for physical delivery of New Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the New Bonds are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered New Bonds to the tender or remarketing agent's DTC account.

DTC may discontinue providing its services as depository with respect to the New Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the New Bonds are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, certificates representing the New Bonds will be printed and delivered to DTC.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

  through one or more underwriters or dealers;
  directly to one or more purchasers;
  through one or more agents; or
  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;
  the initial public offering price;
  any underwriting discounts and other items constituting underwriters' compensation;
  the proceeds we receive from that sale; and
  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bond so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this prospectus by reference from Entergy Gulf States Louisiana, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Entergy Gulf States Louisiana, L.L.C.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the effects of the distribution of certain assets and liabilities to Entergy Texas, Inc. as part of a jurisdictional separation plan and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds offered hereby will be passed upon for us by Mark G. Otts, Senior Counsel - Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, as to matters of Louisiana law, and by Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law. Certain legal matters with respect to the New Bonds will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Morgan, Lewis & Bockius LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Mark G. Otts, as to matters of Louisiana law relevant to their opinions.

All matters pertaining to our organization and franchises, titles to property and the lien of the indenture under Louisiana law will be passed upon for us by Mark G. Otts, Esq., Senior Counsel - Corporate and Securities, of Entergy Services, Inc.

The statements in this prospectus as to matters of law and legal conclusions made under "Description of New Bonds - Security," have been reviewed by Mark G. Otts, Esq. and are set forth herein in reliance upon the opinion of said counsel, and upon his authority as an expert.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale	Each Additional Sale
Filing Fees-Securities and Exchange Commission:
Registration Statement	$15,720	$0
*Rating Agencies' fees	42,000	42,000
*Trustee's fees	10,000	10,000
*Fees of Company's Counsel:
Morgan, Lewis & Bockius LLP	60,000	50,000
*Fees of Entergy Services, Inc.	35,000	25,000
*Accounting fees	35,000	35,000
*Printing and engraving costs	25,000	15,000
*Miscellaneous expenses (including Blue-Sky expenses)	20,000	15,000
*Total Expenses	$242,720	$192,000

__________________

*Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The limited liability company laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and, under our Articles of Organization and our Operating Agreement, our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. Exhibits.

See the Exhibit Index at the end of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
    any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;
    the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
    any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on January 15, 2009.

ENTERGY GULF STATES LOUISIANA, L.L.C.

By:	/s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
E. Renae Conley	Director and President and Chief Executive Officer (Principal Executive Officer)	January 15, 2009

*
Theodore H. Bunting, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 15, 2009

*
Jay A. Lewis	Vice President, Chief Financial Officer - Utility Operations Group (Principal Financial Officer)	January 15, 2009

*
Leo P. Denault	Director	January 15, 2009

*
Mark T. Savoff	Director	January 15, 2009

*
Gary J. Taylor	Director	January 15, 2009

* /s/ Steven C. McNeal
Steven C. McNeal
Attorney-in-fact
January 15, 2009

EXHIBIT INDEX

Number	Description of Exhibit
**1.01	Form of Underwriting Agreement relating to the New Bonds.
*3.01

Articles of Organization of Entergy Gulf States Louisiana, L.L.C., effective December 31, 2007 (filed as Exhibit 3(i) to the Form 8-K of Entergy Gulf States Louisiana, L.L.C., dated January 7, 2008 in 333-148557).

*3.02

Operating Agreement of Entergy Gulf States Louisiana, L.L.C., adopted to be effective December 31, 2007, and as presently in effect (filed as Exhibit 3(ii) to the Form 8-K of Entergy Gulf States Louisiana, L.L.C., dated January 7, 2008 in 333-148557).

*4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain supplemental indentures (filed, respectively, as the exhibits and in the file numbers indicated: B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); 4-2 in Registration No. 33-49739 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 (Fifty-fourth); 4 to Form 10-K for the year ended December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second); A-2(d) to Rule 24 Certificate dated June 16, 2003 in 70-9751 (Sixty-third); A-2(e) to Rule 24 Certificate dated June 27, 2003 in 70-9751 (Sixty-fourth); A-2(f) to Rule 24 Certificate dated July 11, 2003 in 70-9751 (Sixty-fifth); A-2(g) to Rule 24 Certificate dated July 28, 2003 in 70-9751 (Sixty-sixth); A-3(i) to Rule 24 Certificate dated November 4, 2004 in 70-10158 (Sixty-seventh); A-3(ii) to Rule 24 Certificate dated November 23, 2004 in 70-10158 (Sixty-eighth); and A-3(iii) to Rule 24 Certificate dated February 16, 2005 in 70-10158 (Sixty-ninth); A-3(iv) to Rule 24 Certificate dated June 2, 2005 in 70-10158 (Seventieth); A-3(v) to Rule 24 Certificate dated July 21, 2005 in 70-10158 (Seventy-first); A-3(vi) to Rule 24 Certificate dated October 7, 2005 in 70-10158 (Seventy-second); A-3(vii) to Rule 24 Certificate dated December 19, 2005 in 70-10158 (Seventy-third); 4(a) to Form 10-Q for the quarter ended March 31, 2006 in 1-27031 (Seventy-fourth); 4(iv) to Form 8-K dated January 7, 2008 in 333-148557 (Seventy-fifth); and 4(a) to Form 10-Q for the quarter ended June 30, 2006 (Seventy-sixth)).

**4.02	Form of Supplemental Indenture to the Indenture of Mortgage.
**5.01	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc.
**5.02	Opinion of Morgan, Lewis & Bockius LLP.
*12.01

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Annual Report on Form 10-K of Entergy Gulf States Louisiana, L.L.C. for the year ended December 31, 2007 in 333-148557).

*12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Quarterly Report on Form 10-Q of Entergy Gulf States Louisiana, L.L.C. for the quarter ended September 30, 2008 in 333-148557).

23.01	Consent of Deloitte & Touche LLP.
**23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
**23.03	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.02 hereto).
**24.01	Powers of Attorney of certain officers and directors of Entergy Gulf States Louisiana, L.L.C.
**25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon.

___________________
*Incorporated by reference herein.
**Previously filed herein.